UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2010

HUMAN GENOME SCIENCES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-14169	22-3178468
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14200 Shady Grove Road, Rockville, Maryland	20850-7464
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 309-8504

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2010, Human Genome Sciences, Inc. (the “Company”) announced that David P. Southwell has been named the Company’s new Executive Vice President and Chief Financial Officer, effective March 22, 2010. Effective March 9, 2010, Mr. Southwell resigned from the Company’s Board of Directors.

Mr. Southwell will be entitled to an annual base salary of $440,000. In addition, Mr. Southwell will be eligible for a pro rata discretionary performance bonus of up to 50% of his base salary for the balance of 2010. After 2010, Mr. Southwell may be eligible for an annual bonus as determined by the Compensation Committee of the Board of Directors. Upon his first day of employment with the Company, Mr. Southwell will be granted an option to acquire 275,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of the grant. The option will vest over four years, with 25% vesting on the first anniversary of the grant date and the remainder vesting monthly thereafter. Mr. Southwell will also be eligible to receive grants of stock options or other equity-based awards from time to time as determined by the Compensation Committee of the Board of Directors. Mr. Southwell is anticipated to relocate to the geographic area of the Company’s principal executive offices, and he will receive a transition bonus payment of $100,000 to assist with that relocation.

Mr. Southwell will serve as an at will employee and either Mr. Southwell or the Company may terminate Mr. Southwell’s employment at any time. If the Company terminates Mr. Southwell’s employment without cause or Mr. Southwell terminates his employment for good reason, Mr. Southwell will be entitled to receive the following payments and benefits provided that he enters into a release of claims in favor of the Company in connection with his termination of employment: (i) payment of all accrued but unpaid base salary, any earned but unpaid bonuses for any prior period, all earned or vested incentive compensation or benefits, all accrued but unpaid reimbursable business expenses and all accrued but unused paid-time-off days; (ii) base salary continuation payments for a period of 12 months; (iii) a pro rata bonus payment based on the bonus earned for the prior fiscal year; (iv) continued participation in the Company’s group health plan for a period of 12 months at the Company’s expense, provided that Mr. Southwell is not then eligible to participate in a group health plan of another entity; and (v) a 12-month period, measured from the date of Mr. Southwell’s termination of employment, within which to exercise all vested stock options outstanding upon the date of termination, but in no event may such exercise occur beyond the term stated in the applicable award agreement.

Pursuant to the Company’s Second Amended and Restated Key Executive Severance Plan (the “Key Executive Severance Plan”), the Company will enter into an agreement with Mr. Southwell to provide that in the event Mr. Southwell’s employment is terminated by the Company without cause or terminated by Mr. Southwell for good reason, in either case within 18 months after a Change in Control (as defined in the Key Executive Severance Plan), the Company will make a cash payment to Mr. Southwell equal to 1.5 times the sum of Mr. Southwell’s annual salary plus average annual bonus and Mr. Southwell will be entitled to continue to participate in the Company’s group medical, dental, life and disability programs for a period of 18 months at the same rates applicable to Mr. Southwell during his employment. In addition, the Key Executive Severance Plan provides that upon a Change in Control, all option grants will vest unless the options are assumed or replaced in connection with the Change in Control and the assumed or replacement options vest in the event Mr. Southwell’s employment is terminated without cause or Mr. Southwell resigns for good reason, in either case within 18 months after the Change in Control. As a condition to participation in the Key Executive Severance Plan, Mr. Southwell will be subject to certain confidentiality and non-solicitation provisions.

Previously, Mr. Southwell was a member of our Board of Directors and the Audit Committee since 2008. Mr. Southwell served as Executive Vice President and Chief Financial Officer at Sepracor Inc. from 1995 to May 2008. Mr. Southwell served as Senior Vice President and Chief Financial Officer at Sepracor from 1994 to 1995. Prior to his employment with Sepracor, Mr. Southwell was employed by Lehman Brothers Inc. in various positions within the investment bank division, most recently in the position of Vice President. He received a B.A. from Rice University and an M.B.A. at the Tuck School of Business at Dartmouth College.

Mr. Southwell’s decision to resign as a director was not due to any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

Effective March 22, 2010 Barry A. Labinger will cease serving as interim Chief Financial Officer but will continue as the Company’s Executive Vice President and Chief Commercial Officer.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated March 9, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN GENOME SCIENCES, INC.

By: /s/ James H. Davis, Ph.D.
Name: James H. Davis, Ph.D.
Title: Executive Vice President, General Counsel and Secretary

Date: March 10, 2010

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 99.1	Press release dated March 9, 2010